Exhibit 10.7
FIRST AMENDMENT TO THE
TREEHOUSE SUPPLEMENTAL RETIREMENT PLAN
     WHEREAS, TreeHouse Foods, Inc. (the “Company”), maintains the TreeHouse Supplemental Retirement Plan, effective January 1, 2006 (the “Plan”); and
     WHEREAS, pursuant to Section 3.8 of the Plan, the Company now desires to amend the Plan for documentary compliance with Internal Revenue Code Section 409A.
     NOW, THEREFORE, the Plan is amended, effective January 1, 2008, to read as follows:
1.	Section 2.2(b) of the Plan is amended to read as follows:

“(b) 401(k) Plan Excess Benefit — Form and Timing. The benefit payable pursuant to subparagraph (a) shall be paid in a lump sum amount to the Participant (or, in the event of his or her death, to his or her beneficiary as designated under the 401(k) Plan) as soon as administratively practicable following the Participant’s death or termination of employment with the Company; but in no event later than March 15 following the close of the Plan Year in which such death or termination of employment takes place, or such other time as may be required under Section 409A of the Code and the regulations issued thereunder.”

2.	Section 2.2(d) of the Plan is amended to read as follows:

“(d) Pension Plan Excess Benefit — Payment Form and Timing. The benefit payable pursuant to subparagraph (c) shall be payable to the Participant in an actuarially equivalent lump sum payment, commencing as soon as administratively practicable following the Participant’s death or termination of employment with the Company, but in no event later than March 15 following the close of the Plan Year in which such death or termination of employment takes place, or such other time as may be required under Section 409A of the Code and the regulations issued thereunder. ”

3.	Section 3.5 of the Plan is amended to read as follows:

“3.5 Delay of Payment to Key Employees. Any payment to a Participant that is determined to be “deferred compensation” within the meaning of Section 409A of the Code and that is to be made to a Key Employee following such Key Employee’s termination of employment shall be subject to a six (6) month delay, if and to the extent required to achieve compliance with Section 409A of the Code. In such event, payment of the benefit payable under this Plan shall be made to the Key Employee in a single lump sum as soon as administratively practicable following the expiration of such six (6) month period, but in no event later than March 15 following the close of the Plan Year in which such expiration occurs.

For purposes of this Section 3.5, the term “Key Employee” shall mean a “specified employee” as such term is defined under Section 409A of the Code and the regulations issued thereunder.”

4.	Section 3.9 of the Plan is amended by adding a sentence at the end thereof to read as follows:

“Upon termination of the Plan, the Company, in its sole and absolute discretion, may direct that benefits payments shall be accelerated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix). To the extent the Company, in its sole and absolute discretion, determines that such payment is not permitted, Participants’ benefits shall continue to be held until distributed in accordance with Section 2.2.”
     IN WITNESS WHEREOF, the Company, acting by and through its General Counsel and Chief Administrative Officer, has caused this First Amendment to be executed as of the 7 day of November, 2008.

TreeHouse Foods, Inc.

By:	/s/ Thomas E. O’Neill

Its: General Counsel and Chief Administrative Officer

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